Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated September 9, 2014, in the Registration Statement (Form F-1) and related Prospectus of Arysta LifeScience Limited for the registration of its ordinary shares.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan

September 9, 2014